Exhibit 4.1

ACKNOWLEDGMENT AND CONSENT

THIS ACKNOWLEDGMENT AND CONSENT (this “Agreement”) dated as of February 5, 2010 is by and among ML Private Finance, LLC (“Lender”), A. Daniel Weyland, an individual (“Borrower”), HCPI/Tennessee, LLC, a Delaware limited liability company (the “Down REIT Sub”), and HCP, Inc., a Maryland corporation (formerly known as Health Care Property Investors, Inc.) (“HCP”).

RECITALS:

1.             Borrower is a Non-Managing Member of the Down REIT Sub pursuant to that certain Amended and Restated Limited Liability Company Agreement of HCPI/Tennessee, LLC, effective as of September 24, 2003 (the “Original LLC Agreement”), as amended by that certain Amendment No. 1 to Amended and Restated Limited Liability Company Agreement of HCPI/Tennessee, LLC dated as of September 29, 2004 and effective as of October 2, 2003 (the “First Amendment”), that certain Amendment No. 2 to Amended and Restated Limited Liability Company Agreement of HCPI/Tennessee, LLC dated as of October 27, 2004 (the “Second Amendment”), that certain Amendment No. 3 to Amended and Restated Limited Liability Company Agreement of HCPI/Tennessee, LLC and New Member Joinder Agreement effective as of October 19, 2005 (the “Third Amendment,” and that certain that certain Amendment No. 4 to Amended and Restated Limited Liability Company Agreement of HCPI/Tennessee, LLC effective as of January 1, 2007 (the “Fourth Amendment,” and together with the Original LLC Agreement, the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment and as the same may be further amended, modified or supplemented from time to time in accordance with the terms thereof, the “LLC Agreement”).  Further, Borrower is the record owner of the number of Non-Managing Member Units, as set forth opposite Borrower’s name on Exhibit A attached hereto (collectively, the “Pledged Units”).  As of the date of this Agreement, the Pledged Units are evidenced by the LLC Unit Certificates referred to on Exhibit A (collectively, the “Certificates”).  All references herein to the Pledged Units shall include all additional or substituted Non-Managing Member Units, from time to time pledged to Lender pursuant to the Loan Agreement, as defined below, and all references herein to the Certificates shall include the Certificates related to such additional or substituted Non-Managing Member Units.

2.             Lender is a party to that certain Loan and Security Agreement, dated as of the date hereof, by and among Borrower, Lender and Merrill Lynch, Pierce, Fenner & Smith Incorporated (as such agreement has been or may hereafter be amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), whereby Lender has agreed to lend to Borrower from time to time, on a revolving basis, an amount not to exceed Five Million Dollars ($5,000,000.00) as presently established.

3.             Pursuant to the Loan Agreement, the loan contemplated therein is secured by, inter alia, (i) all of Borrower’s right, title and interest in the Pledged Units, and (ii) all of Borrower’s right, title and interest in the Registration Rights Agreement dated as of October 19, 2005, between Borrower and HCP, with respect to the Pledged Units (the “Registration Rights Agreement”).

4.             The parties hereto desire to enter into this Agreement for the purpose of setting forth certain agreements among Lender, Borrower, HCP and the Down REIT Sub with respect to the Collateral.

5.             Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the LLC Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Definitions.  As used in this Agreement, the following terms shall have the meanings hereinafter set forth unless the context shall otherwise require.

a.             “Collateral” shall mean, collectively, the Pledged Units, the Pledged Shares and any and all securities issued or issuable on the conversion or redemption of the Pledged Units or Pledged Shares, or cash or other distributions of every kind in respect of any of the foregoing.

b.             “Commission” shall mean the Securities and Exchange Commission.

c.             “Default” shall mean an “Event of Default” as defined in the Loan Agreement.

d.             “Material Adverse Effect” shall mean (i) an adverse condition or event material to, (ii) a material adverse effect on, or (iii) a material adverse change in, as the case may be, any one or more of the following: (A) the business, assets, results of operations, financial condition or prospects of HCP or the Down REIT Sub, as the case may be, or (B) the ability of HCP or the Down REIT Sub, as the case may be, to perform its obligations under any material contract to which it is a party.

e.             “Pledged Shares” shall mean REIT Shares which are exchanged by HCP for any Pledged Units which are tendered to HCP, as the Managing Member of the Down REIT Sub, pursuant to the exchange provisions set forth in Section 8.6 of the Original LLC Agreement, as amended with respect to the Pledged Shares pursuant to Section 2(e) of the Third Amendment, and as the same are amended with respect to the Pledged Shares as provided in Section 7.b.i below.

f.              “Registration Rights” shall mean Borrower’s rights under the Registration Rights Agreement, as supplemented and modified in Section 7.b below.

g.             “S-3 Expiration Date” means the date on which Form S-3 (or a similar successor form of registration statement) is not available to HCP for the registration of REIT Shares pursuant to the Securities Act.

h.             “Securities Act” shall mean the Securities Act of 1933, as amended.

2.             Acknowledgment of Pledge, etc.

a.             HCP and the Down REIT Sub hereby agree, acknowledge and approve, as being subject to, but complying with Section 11.3 of the Original LLC Agreement, (i) the grant by Borrower to Lender of a security interest in the Collateral pursuant to the Loan Agreement, and (ii) subject to Section 7.a below, the Transfer, to Lender or other purchaser at foreclosure, of the Pledged Units upon foreclosure (or transfer in lieu of foreclosure, with each reference herein to foreclosure to include such a transfer) thereon by Lender under or pursuant to the Loan Agreement; provided, however, that such acknowledgement and approval of the Down REIT Sub is not, and shall not be construed to be, the consent to or approval of any other Transfer in the event Lender or other purchaser at foreclosure becomes the owner of any of the Pledged Units.  HCP agrees to note in its and the Down REIT Sub’s books and records that the Borrower has granted to Lender a security interest in the Collateral and agrees that upon delivery to HCP by Lender of the Certificates evidencing ownership of the Pledged Units, together with original unit powers duly executed by Borrower in blank in the form attached hereto as Exhibit B, if requested by Lender, HCP will register in its books and records, or the books and records of the Down REIT Sub, ownership of such Pledged Units in the name of Lender or its nominee.  HCP agrees that it will not register the Pledged Units (or any entitlement to any dividend, distribution or other proceeds thereof) into the name of any person other than the Borrower as the owner thereof on Exhibit A attached hereto, or recognize any person other than Borrower as the owner of such Pledged Units, without the prior written consent of Lender.

b.             HCP and the Down REIT Sub agree that notwithstanding Section 11.3.D of the Original LLC Agreement, they will not require an opinion of counsel in order for the Down REIT Sub and HCP to recognize the Borrower’s pledge of the Pledged Units and the grant of a security interest to Lender in the Collateral.

c.             HCP and the Down REIT Sub hereby acknowledge receipt of copies of the Instructions to Register Security Interest attached hereto as Exhibit C (the “Instructions”) and the notice of Lender’s security interest contained therein and agree to comply with the terms of the Instructions.

d.             HCP and the Down REIT Sub hereby agree that by virtue of Lender holding a security interest in the Pledged Units (i) Lender does not and shall not become a Substituted Member under Section 11.4 of the Original LLC Agreement unless and until Lender forecloses on the Pledged Units and (ii) Lender does not and shall not undertake any obligations or liabilities of Borrower of any nature whatsoever pertaining to the Pledged Units or under the LLC Agreement, both before or after any foreclosure by Lender on the Pledged Units.

e.             HCP and the Down REIT Sub acknowledge and agree that upon the execution and delivery to Lender by the Borrower of this Agreement, the Loan Agreement and all schedules hereto and thereto to which the Borrower is a party, and the Certificates, the Borrower will not be required to sign any other documents or take any other action with respect to the Transfer of the Pledged Units to Lender in connection with the exercise of Lender’s rights under this Agreement.

3.             Notices.  Unless and until HCP has received written notice from Lender to the effect that Lender no longer claims any interest in the Collateral, (a) HCP shall send to Lender a copy of each notice sent to holders of LLC Units by HCP under the LLC Agreement as and when it delivers such notice to Borrower, including any notice of Reduction pursuant to Section 8.6.D of the Original LLC Agreement, (b) at the written request of Lender, HCP shall send to Lender a copy of each other communication, report or other information from time to time sent to Borrower as holder of the Pledged Units or Pledged Shares, and (c) HCP shall use commercially reasonable efforts to notify the Lender promptly upon the Shelf Registration Statement ceasing to be effective and/or ceasing to name the Lender as a “Selling Shareholder” thereunder for any reason.

4.             Amendments to Registration Rights Agreement and the LLC Agreement.  Unless and until HCP has received written notice from Lender to the effect that Lender no longer claims any interest in the Collateral, (a) no amendment of, termination of, or supplement to, the Registration Rights Agreement shall be effective without the prior written consent of Lender, and (b) no amendment of, termination of or supplement to the LLC Agreement for which the consent of Borrower is required shall be effective without the prior written consent of Lender, which consent shall not be unreasonably withheld; provided that if written disapproval is not received from Lender within 10 Business Days following receipt by Lender of a written request to approve such amendment (which request shall specifically reference the time limitation imposed by this Section 4), then Lender’s approval of such amendment shall be deemed to have been given.

5.             Distributions, etc.

a.             Following receipt by the Down REIT Sub of written notice (which notice shall specifically reference this Section 5 of this Agreement) from Lender that a Default has occurred and is continuing (a “Default Notice”): (i) upon the written instruction of Lender and until instructions to the contrary are received from Lender, the Down REIT Sub shall remit to

Lender all cash distributions otherwise payable to Borrower in respect of the Pledged Units, and HCP shall remit to Lender all cash dividends otherwise payable to Borrower in respect of the Pledged Shares, of any nature, and (ii) upon the written instruction of Lender and until instructions to the contrary are received from Lender, all rights of Borrower to exercise the voting or other consensual rights that Borrower would otherwise be entitled to exercise in respect of the Collateral shall cease, and all such rights (and any other rights Borrower may have in respect of the Collateral) shall thereupon become vested in Lender, which shall have the sole right to exercise such rights, until further notice from Lender. With respect to cash distributions payable during such time as no event of Default is occurring, Borrower hereby directs the Down REIT Sub and/or HCP, as the case may be, and the Down REIT Sub and/or HCP, as the case may be, agrees to deposit any and all such dividends and distributions in the following account at Merrill Lynch, Pierce, Fenner & Smith Incorporated: 207-15137.  Any amounts paid to the Lender or its designee as contemplated by the terms of the foregoing shall be treated as amounts paid or distributed to Borrower for all purposes of the LLC Agreement, or other agreement pursuant to which the payment or distribution is made or is required to be made and shall be deemed to satisfy the obligations of the Down REIT Sub or HCP to make such payment thereunder.  Each Borrower hereby agrees that neither the Down REIT Sub nor HCP shall be deemed to be in breach of its obligations under, or in violation of the provisions of, any such agreement by virtue of having made such payments in the foregoing manner.

b.             From and after the date of this Agreement, and whether or not a Default has occurred and is continuing, if Borrower shall become entitled to receive, in connection with any of the Collateral, any:

i.              LLC Units or stock certificates (including, without limitation, stock certificates relating to the Pledged Shares), including, without limitation, any certificates (1) issued in respect of additional properties contributed by Borrower to the Down REIT Sub, or (2) representing a dividend or distribution or issued in connection with any increase or reduction of capital, reclassification, merger, consolidation, sale of assets, combination of shares or partnership units, stock or partnership units split, spin-off, or split-off;

ii.             Options, warrants, rights or other securities or instruments, whether as an addition to, or in substitution or in exchange for, any of the Collateral, or otherwise;

iii.            Dividends or distributions payable in property other than cash, including securities issued by other than the issuer of any of the Collateral; or

iv.            Any sums paid in redemption of any of the Collateral,

then HCP shall deliver the same to Lender, to be held by Lender as part of the Collateral.  Any amounts paid to the Lender or its designee as contemplated by the terms of the foregoing shall be treated as amounts paid or distributed to Borrower for all purposes of the LLC Agreement, or other agreement pursuant to which the payment or distribution is made or is required to be made and shall be deemed to satisfy the obligations of the Down REIT Sub or HCP to make such payment thereunder.  Borrower hereby agrees that neither the Down REIT Sub nor HCP shall be deemed to be in breach of its obligations under, or in violation of the provisions of, any such agreement by virtue of having made such payments in the foregoing manner.

6.             Registration Rights and Registration Statements.

a.             Shelf Registration Statement.  HCP hereby represents and warrants to Lender that it has filed pursuant to the Securities Act, and has kept continuously effective, a registration statement on Form S-3, dated September 4, 2009, File No. 333-161721 (such registration statements, including all amendments (including post-effective amendments) and all exhibits thereto and materials incorporated by reference therein, collectively, the “Shelf Registration Statement”) that relates to the offer and sale of the REIT Shares issued or to be issued by the Down REIT Sub upon exchange of the Pledged Units.  HCP hereby agrees, if not so amended prior to the date of this Agreement, to amend and supplement the Shelf Registration Statement within 10 Business Days after the date of this Agreement and file to include one or more such amendments and supplements with the Commission as required by Rule 424 or similar rule that may be adopted under the Securities Act to include Lender as a “Selling Shareholder” thereunder.

b.             Registration Rights.  In addition to the specific registration rights set forth in this Agreement, in the name of and on behalf of Borrower, Lender shall have the right to exercise Borrower’s Registration Rights with respect to any Pledged Units then owned by Borrower and held by Lender.  Borrower hereby irrevocably appoints Lender as his attorney-in-fact to exercise any such Registration Rights, and irrevocably instructs HCP to honor any such exercise by Lender of Borrower’s Registration Rights.

7.             Rights upon Events of Default.

a.             Restrictions on Transfer.  Upon foreclosure of any Pledged Units, the Lender shall be entitled to Transfer such Pledged Units, in whole or in part, subject to applicable restrictions set forth in Section 11.3 through 11.6 of the Original LLC Agreement; provided, however, that HCP and the Down REIT Sub acknowledge and agree that (i) the provisions of Section 11.6.C of the Original LLC Agreement shall not apply to any foreclosure by Lender on any Pledged Units, (ii) to the extent any such restrictions require the consent of HCP or the Down REIT Sub, HCP and the Down REIT Sub hereby provide their consent to such foreclosure, (iii) if Lender or a purchaser of Pledged Units at foreclosure is prohibited from becoming a Substituted Member of HCP, Lender or such purchaser may become an Assignee in accordance with such restrictions, (iv) the Down REIT Sub shall conduct its business in the ordinary course in accordance with past practices, and (v) neither Lender nor any purchaser of Pledged Units or Pledged Shares at foreclosure shall be obligated to assume, or otherwise be responsible for, any obligation Borrower may have under the LLC Agreement or any other obligation of Borrower accrued prior to foreclosure under the LLC Agreement; provided that nothing in this subclause 7.a.(v) shall release or reduce any prior obligations of Borrower to HCP or the Down REIT Sub, it being acknowledged and agreed by the Down REIT Sub or HCP that the Down REIT Sub and HCP have recourse against Borrower only and not against Lender.  HCP further acknowledges and agrees that the aforesaid restrictions do not apply to Pledged Shares.  Lender acknowledges and agrees that the Pledged Shares are subject to certain restrictions on ownership and transfer as set forth in the Charter of the HCP, as amended from time to time.

b.             Redemption of Pledged Shares; Foreclosure.  In addition to (i) Lender’s rights under Section 5 and Section 6 of this Agreement, (ii) Lender’s rights as a pledgee, transferee or Assignee at foreclosure of LLC Units or a Membership Interest as provided in the LLC Agreement, and (iii) any and all other rights Lender may have in respect of a Default under any other agreement, document or instrument, or under applicable law, upon the occurrence of any one or more Defaults (including, without limitation, the right of Lender to exercise its rights under the Loan Agreement to foreclose on or acquire the entire interest of Borrower in all or any portion of any Collateral), Lender shall thereupon and thereafter during the continuance thereof have the right, in its sole and absolute discretion, to do or cause to be done any one or more of the following:

i.              Redemption of Pledged Units.

Lender shall have the right, upon written notice to the Down REIT Sub and in the name of and on behalf of Borrower, to exercise Borrower’s redemption rights and require HCP to redeem all or any portion (as selected and in such order as Lender may elect in its sole discretion) of the Pledged Units in accordance with Section 8.6.A of the Original LLC Agreement, as amended with respect to the Pledged Units pursuant to Section 2(e) of the Third Amendment (the “Redemption Rights”).  Any request for such exchange shall be made on the form of Notice of Redemption attached hereto as Exhibit D.  Borrower hereby irrevocably appoints Lender as its attorney-in-fact to exercise such Redemption Rights, and irrevocably instructs the Down REIT Sub and HCP to honor any such exercise by Lender of the Redemption Rights.  HCP hereby agrees that upon any such exercise of the Redemption Rights, HCP shall deliver the entire Cash Amount or REIT Shares to Lender, in each case without deduction in respect of any claim which HCP or the Down REIT Sub may from time to time have of any nature or kind against Borrower (other than with respect to any withholding tax obligation imposed by law on the Down REIT Sub with respect to any amount distributable or allocable to Borrower in respect of Pledged Units, as contemplated in Section 5.3 of the Original LLC Agreement).

In addition to the foregoing, the second sentence of Section 8.6.A of the Original LLC Agreement is hereby amended with respect to Lender to provide that notwithstanding the first sentence of Section 8.6.A of the Original LLC Agreement, as amended with respect to the Pledged Units pursuant to Section 2(e) of the Third Amendment, after, or concurrently with, receipt by HCP of any Default Notice, the Lender shall have the right at any time, to tender Pledged Units for Redemption (subject to the terms and conditions of Section 8.6. of the Original LLC Agreement, as amended with respect to the Pledged Units pursuant to Section 2(e) of the Third Amendment) and require the Down REIT Sub to acquire up to the number of Pledged Units specified in the Notice of Redemption as referred to in the definition of “Redemption Date” set forth in subparagraph (c) immediately following; provided, however that, notwithstanding the provisions of Sections 8.6.B.(4) or 8.6.B.(5) of the Original LLC Agreement, Lender may tender Pledged Units for Redemption hereunder once, irrespective of the aggregate market value of such Pledged Units, and an unlimited number of times, provided the aggregate market value of such Pledged Units is at least $1,000,000 on the date of any such Notice of Redemption.

In connection with the foregoing, the definition of the term “Redemption Date” in the LLC Agreement shall, with respect to Lender and only with respect to Lender, be amended to read as follows:

“Redemption Date” means in the case of a Redemption pursuant to Section 8.6.A hereof, that date specified by Lender in a Notice of Redemption to the Company; provided, however, that such date shall in no event be less than fourteen (14) days (or if such day is not a Business Day, the next following Business Day) after HCP’s receipt of such Notice of Redemption and provided further that the Redemption Date, as well as the closing of an Redemption on the Redemption Date, may be deferred in the Managing Member’s sole and absolute discretion, for such time as may be reasonably required to effect, as applicable, (i) necessary funding arrangements, (ii) compliance with the Securities Act or other applicable laws (including, but not limited to, (a) state “blue sky” or other securities laws and (b) the expiration or termination of the applicable waiting period, if any, under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and (iii) satisfaction or waiver of other commercially reasonable and customary closing conditions and requirements for a transaction of such nature (provided that in no event shall such Redemption be delayed more than 30 days in the aggregate with respect to (i) and (iii) above, or more than 90 days in the aggregate with respect to (ii) above).

ii.             Concurrent Exercise.  The rights exercisable by Lender under this Section 7.b may be invoked before or after foreclosure under the Loan Agreement in Lender’s sole discretion, and all without further notice to or any requirement of consent by Borrower, which hereby irrevocably and unconditionally waives any right to give any contrary instructions to HCP.  All parties acknowledge that Lender desires to consummate any necessary foreclosure under the Loan Agreement on a basis that such foreclosure occurs concurrent with the closing of an Redemption; all parties agree to cooperate reasonably with Lender to that end.  HCP agrees that it will not act on any separate instructions or communications from Borrower pertaining to the Pledged Units or Pledged Shares or Registration Rights Agreement without the express written consent of Lender.  Nothing in this subparagraph (v) shall in any way obligate Lender to consummate any necessary foreclosure under the Loan Agreement in the manner referred to above; Lender may, in its sole discretion, determine that another method of realization upon the Collateral is preferable or required, and such determination by Lender shall in no manner limit or restrict the obligations of Borrower or any other person or entity with respect to the loans contemplated herein.

iii.            Foreclosure.  Subject to the terms and conditions of the Loan Agreement, Lender shall have the right to foreclose on or acquire the entire interest of Borrower in all or any portion of any Pledged Shares (including all of Borrower’s right, title and interest in the Registration Rights Agreement to the extent applicable to such Pledged Shares) owned by Borrower, by foreclosure or in any other manner.  In the event that Lender elects to exercise its rights under this Section 7.b.iii, Lender shall deliver to HCP a notice of its intent to do so no later than ten (10) Business Days prior to the date of any sale, public or private, or of any transfer in lieu of foreclosure, and HCP (without limitation on its own right, under applicable law, to participate in any sale or other disposition of any of the Collateral) shall reasonably cooperate, at no expense to itself, with Lender in completing its foreclosure on the affected Pledged Shares in compliance with applicable laws, including, if applicable, all actions reasonably necessary to comply with the filing requirements described in Rule 144 of the Securities Act, so as to enable the Lender to sell such Pledged Shares without registration under the Securities Act.

8.             Representations and Warranties by the Down REIT Sub and HCP.  The Down REIT Sub and HCP hereby represent and warrant to Lender as follows as of the date hereof:

a.             LLC Agreement.  A true and correct copy of the LLC Agreement as in effect as of the date hereof is attached as Exhibit E hereto.

b.             Organization And Authority of the Down REIT Sub.  The Down REIT Sub has been duly formed, is validly existing as a limited liability company in good standing under the laws of the State of Delaware, and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification except where the absence of such qualification would not have a Material Adverse Effect.  The Down REIT Sub has all requisite power and authority to own or hold under lease the property it purports to own or hold under lease, to carry on its business as now conducted and as proposed to be conducted except as would not have a Material Adverse Effect, and to execute and deliver this Agreement and to perform its obligations hereunder.

c.             Authorization by the Down REIT Sub; Binding Effect.  The Down REIT Sub has by all necessary action duly authorized (i) the execution and delivery of this Agreement and (ii) the performance of its obligations hereunder.  This Agreement constitutes the legal, valid and binding obligation of the Down REIT Sub, enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally.

d.             Pledged Units; Managing Member of the Down REIT Sub.  All of the Pledged Units are validly issued and non-assessable.  The identity of the registered owners, the total number of Pledged Units and the corresponding Certificates evidencing ownership thereof as reflected on the records of the Down REIT Sub are set forth on Exhibit A attached hereto.  No security interest in the Pledged Units has been registered on the records of the Down REIT Sub (or its transfer agent).  HCP is the sole Managing Member of the Down REIT Sub and owns the only Managing Member Units thereof.

e.             Organization and Authority of HCP.  HCP is a corporation duly organized, validly existing and in good standing under the laws of Maryland, and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification except where the absence of such qualification would not have a Material Adverse Effect.  HCP has all requisite power and authority to own or hold under lease the property it purports to own or hold under lease, to carry on its business as now conducted and as proposed to be conducted except as would not have a Material Adverse Effect, and to execute and deliver this Agreement and to perform its obligations hereunder.

f.              No Claims.  To their knowledge, neither HCP nor the Down REIT Sub has any existing claim, defense, setoff or right of recoupment under the LLC Agreement, any other agreement, or any law, rule or regulation, against or with respect to (i) any of the Pledged Units, (ii) any of REIT Shares that may be issuable or any amount that may be payable in connection with the exchange of any Pledged Units or (iii) any obligation of Borrower under the LLC Agreement or any other agreement with respect to any of the Pledged Units, any of the REIT Shares that may be issued or any amount that may be payable in connection with the redemption of any Pledged Units.

g.             Authorization by HCP; Binding Effect.  HCP has by all necessary action duly authorized the execution and delivery of this Agreement and the performance of its obligations hereunder.  This Agreement constitutes the legal, valid and binding obligation of HCP, enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally.

h.             HCP Status.  HCP is organized in conformity with the requirements for qualification as a real estate investment trust under the Code and its ownership and method of operation enables it to meet the requirements for taxation as a real estate investment trust under the Code.

i.              No Conflict.  The execution, delivery and performance by HCP of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not violate any provision of the charter or bylaws of HCP, or the LLC Agreement, or any contractual or other undertaking by which HCP or any of its assets are bound.  As of the date of this Agreement, the Pledged Units are not evidenced by writing or certificate except by the Certificates reflected in the records of the Down REIT Sub and set forth on Exhibit A hereto.

j.              Registration Rights Agreement.  A true and complete copy of the Registration Rights Agreement, including any amendments and supplements thereto, is attached to this Agreement as Exhibit F.  The Registration Rights Agreement remains in full force and effect as of the date of this Agreement, and is the legal, valid and binding obligation of HCP enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally.

k.             Governmental or Other Approvals.  No governmental or other approval is or will be required in connection with the execution, delivery and performance by the Down REIT Sub or HCP of this Agreement or the transactions contemplated hereby or to ensure the legality, validity or enforceability hereof.

l.              Adjustment Factor.  The Adjustment Factor under and pursuant to the LLC Agreement is currently two (2).

9.             Representations and Warranties by Borrower.  To its knowledge, Borrower does not have any existing claims, defenses, setoff rights or rights of recoupment under the LLC Agreement, under any other agreement, or any law, rule or regulation, against or with respect to any obligation of either HCP or the Down REIT Sub under the LLC Agreement or any other agreement.  Borrower has not executed any Bottom Guarantees in connection with any Replacement Indebtedness of the Down REIT Sub other than pursuant to the terms of that certain Guarantee Agreement dated as of April 19, 2006 in favor of Goldman Sachs Commercial Mortgage Capital, L.P.

10.           Compliance with Securities Laws.  Lender and Borrower hereby acknowledge that if all or any portion of the Collateral ceases to be registered for sale under the Securities Act, that Lender may be unable to effect a public sale (under applicable provisions of the Uniform Commercial Code) of all or any part of the Collateral, and subject to the restrictions on transfer described above, may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obligated to agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof.  Lender and Borrower hereby further acknowledge that any such private sales may be at prices and on terms less favorable than those of public sales.

11.           Liability to Borrower.  Borrower assumes all risks of the acts or omissions of Lender with respect to its exercise of its rights hereunder.  Neither the Down REIT Sub, HCP, nor any of their officers, directors, partners, employees or agents shall be liable or responsible for any acts or omissions of the Lender, including without limitation the validity of any determination by Lender that a Default has occurred or is continuing, nor shall any of such persons have any responsibility for investigation into the facts and circumstances giving rise to any such determination by Lender, nor shall any such person be liable or responsible for following the instructions of Lender in accordance with this Agreement regardless of any notice, information or instructions to the contrary received by HCP from Borrower or any other person, including without limitation following instruction of Lender (a) to remit distributions by the Down REIT Sub made in respect of the Pledged Units, and distributions of HCP made in respect of Pledged Shares, to Lender, pursuant to Section 5 above, (b) to terminate the voting and/or other consensual rights of Borrower (and consider such right to have vested in Lender) pursuant to Section 5 above, (c) to exercise Borrower’s Redemption Rights in the name of and on behalf of Borrower pursuant to Section 7 above, or (d) to exercise Borrower’s Registration Rights in the name of and on behalf of Borrower, pursuant to Section 6 above.

12.           Separate Actions; Waiver of Statute of Limitations.  The obligations of HCP and Borrower hereunder shall be in addition to any obligations of Borrower under the Loan Agreement.  Without limiting the provisions of the Loan Agreement, a separate action or actions may be brought and prosecuted against any one or more of the parties hereto whether or not action is brought against any other person or whether any other person is joined in any such action or actions.  HCP and Borrower acknowledge that there are no conditions precedent to the effectiveness of this Agreement and that this Agreement is in full force and effect and is binding on such person as of the date hereof.  To the extent permitted under applicable law, Borrower waives the benefit of any statute of limitations affecting such person’s liability hereunder or the enforcement thereof.  Lender hereby agrees that neither the Down REIT Sub nor HCP shall have any obligation or liability under the Loan Agreement or any other agreement related to the loan contemplated by the Loan Agreement except as expressly set forth herein and in the Instructions.  Borrower agrees that nothing set forth herein shall alter, diminish or otherwise affect its obligations under the LLC Agreement or any other agreement between Borrower and HCP or the Down REIT Sub relating to the Pledged Units or Pledged Shares.

13.           Continuing Obligations.  Borrower shall indemnify and hold harmless Lender from and against any and all obligations, claims, losses, liabilities, damages, expenses or costs (including reasonable attorneys’ fees and expenses and fees and expenses of expert witnesses) arising from or in any way connected with:  (a) the obligations or liabilities of either such person with respect to agreements, documents or other instruments, whether now existing or hereafter incurred, or the conditions and obligations to be observed and performed by Borrower under any agreement, document or other instrument relating to the Collateral, except for those arising from Lender’s gross negligence or willful misconduct; and (b) the exercise by Lender of any rights or remedies under the Loan Agreement or this Agreement with respect to the Collateral, including, without limitation, all costs and expenses associated with the exercise of any foreclosure rights and/or redemption rights pursuant to Section 6.b above or otherwise.

14.           Appointment as Attorney-in-Fact.  Borrower hereby appoints Lender as its true and lawful attorney-in-fact, with full power of substitution, for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments either in the name of Borrower or in the name of Lender, which such attorney-in-fact may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest; provided, that nothing in this section shall require the Lender to take any action or execute any instruments.

15.           Notices.  Any notice, demand, request or report required or permitted to be given or made to a party to this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication (including by telecopy, facsimile, or commercial courier service) to each party, at its address set forth below or at such other address as such party may give notice of in accordance with the provisions of this Section:

Borrower:	A. Daniel Weyland
4675 Yosemite Street #224
Denver, CO 80237
Telephone No.: 303-721-0033
Telecopier: 720-489-6128

Lender:	ML Private Finance, LLC
1600 Merrill Lynch Drive, 1st Floor
Pennington, NJ 08534
Attention: Elizabeth Egan
Telephone No.: 609-274-6303
Telecopier: 917-778-0791

HCP and/or Down REIT Sub:	HCP, Inc.
3760 Kilroy Airport Way, Suite 300
Long Beach, California 90806
Attention: Legal Department
Telephone No.: 562 -733-5100
Telecopier: 562-733-5206

16.           Assignments.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Nothing contained herein, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

17.           Governing Law.  This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts made and to be performed in that State, without regard to conflict of laws principles.

18.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one agreement.  This Agreement may be executed and delivered by facsimile.

19.           Entire Agreement; Amendments.  This Agreement (including the instruments between the parties referred to herein) constitutes the entire agreement among the parties and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.  All references to sections, subsections, clauses, exhibits and schedules shall be deemed references to such part of this Agreement, unless the context shall otherwise require.  No provisions of this Agreement may be effectively waived, changed or amended, or the termination or discharge thereof agreed to or acknowledged, orally, but only by an agreement in writing signed by the party against whom the enforcement of any waiver, change, amendment, termination or discharge is sought.

20.           Headings.  The headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

21.           Invalidity.  If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect.

22.           Attorneys’ Fees.  In the event of any controversy, claim or dispute between the parties hereto arising out of or relating to this Agreement or any of the documents provided for herein, or the breach thereof, the prevailing party shall be entitled to recover from the losing party reasonable attorneys’ fees, expenses and costs.

23.           Reimbursement of Costs.  Concurrently with HCP’s execution and delivery hereof, Borrower shall pay to HCP the sum of Four Thousand Five Hundred Dollars ($4,500.00), as the agreed upon reimbursement to HCP for its out-of-pocket costs and expenses incurred in connection with the review, negotiation and documentation of this Amendment and the other documents and instruments being executed and delivered herewith, and to amend and supplement the Shelf Registration Statement as provided in Section 6.a. hereof.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

LENDER:

ML PRIVATE FINANCE, LLC

By:	/s/ Jay Sanders
Date:
Title:	Director

BORROWER:

/s/ A. Daniel Weyland
A. Daniel Weyland

THE DOWN REIT SUB:

HCPI/TENNESSEE, LLC,
a Delaware limited liability company

By:	HCP, INC., its Managing Member

	By:	/s/ Brian J. Maas
	Name:	Brian J. Maas
	Title:	Senior Vice President

HCP:

HCP, INC.,
a Maryland corporation

By:	/s/ Brian J. Maas
Name:	Brian J. Maas
Title:	Senior Vice President

EXHIBIT A

PLEDGED UNITS

Member Name	Certificate No(s).	Number of Non-Managing Member Units Pledged
A. Daniel Weyland	8	200,572.13
A. Daniel Weyland	9	14,300.00
	TOTAL:	214,872.13